BLACKBURN & STOLL, LC
                                Attorneys at Law        Telephone (801) 521-7900
                          77 West 200 South, Suite 400        Fax (801) 521-7965
                               Salt Lake City, Utah


                                 August 25, 2000

One World Online.com, Inc.
4778 North 300 West, Suite 200
Provo, Utah 84604


         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted counsel to One World Online.com, Inc. (the "Company") in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed on August 25, 2000, to which this opinion is attached as
Exhibit 5.1 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to 4,000,000 shares (the "Shares") of common stock of the Company, par value $.001 per share (the "Common Stock"), consisting of shares of Common Stock issuable upon exercise of Common Stock options for purchase of Common Stock ("Options") issued by the Company pursuant to the One World Online.com, Inc. Stock Option Plan (the "Plan").

         This opinion is an exhibit to the Registration Statement, and is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "1933 Act").

         In that capacity, we have reviewed the Registration Statement, Plan and other documents, corporate records, certificates, and other instruments for purposes of this opinion.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof. As to any facts material to the opinions expressed herein, we have, to the extent we deemed appropriate, relied upon statements and representations of officers and other representatives of the Company and others.

         Our opinions expressed herein are limited to General Corporation Law of Nevada, and we do not express any opinion herein concerning any other law.

         Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, collection of required payment for the Shares, the Shares will be legally and validly issued, fully paid and nonassessable securities of the Company.

         In rendering this opinion, we have assumed that the certificates representing the Shares will conform to the form of specimen examined by us and such certificates will be duly executed and delivered by the Company.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,


                                                   /s/ Blackburn & Stoll, LC

                                                   BLACKBURN & STOLL, LC


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